UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Talk America Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	23-2827736 (I.R.S. Employer Identification No.)

6805 Route 202, New Hope, Pennsylvania (Address of principal executive offices)	18938 (Zip Code)

(215) 862-1500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
_None________________________________	_____________________________________
_____________________________________	_____________________________________
_____________________________________	_____________________________________

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Share Purchase Rights

Title of Class

INFORMATION REQUIRED IN REGISTRATION STATEMENT

    This Amendment amends and supplements the Registration Statement on Form 8-A initially filed on August 22, 1999 (the "Form 8-A") by Talk America Holdings, Inc. (the “Company”). Capitalized terms used without definition in this Amendment shall have the respective meanings ascribed to them in the Form 8-A.

Item 1. Description of Registrant's Securities to Be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following at the end of Item 1 under the heading "The Merger Transaction":

On September 22, 2006, the Company, Cavalier Telephone Corporation, a Delaware corporation ("Parent"), and Cavalier Acquisition Corp., a Delaware corporation and indirectly wholly owned subsidiary of Parent ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement and subject to the terms therein, Merger Sub will be merged (the "Merger") with and into the Company, with the Company being the surviving corporation in the Merger. Prior to the execution of the Merger Agreement, the Company and Stocktrans, Inc., as Rights Agent, entered into a Third Amendment to Rights Agreement, dated as of September 22, 2006 (the "Rights Agreement Amendment"), which amends the Rights Agreement (as amended by amendments thereto dated as of September 19, 2001 and December 13, 2002). The effect of the Rights Agreement Amendment is to permit execution of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement.

In particular, the Rights Agreement Amendment provides that neither Parent, Merger Sub nor any of their affiliates shall be deemed to be an Acquiring Person, and a Distribution Date shall not be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case solely by virtue of the execution and delivery of the Merger Agreement. In addition, pursuant to the Rights Agreement Amendment, the Rights will cease to be exercisable upon consummation of the Merger.

The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2. Exhibits.

1.     Third Amendment to Rights Agreement, dated as of September 22, 2006, amending the Rights Agreement, dated as of August 19, 1999 (as amended September 19, 2001 and December 13, 2002), between Talk America Holdings, Inc. and Stocktrans, Inc., as Rights Agent (incorporated by reference to the Company's Current Report on Form 8-K filed on September 26, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TALK AMERICA HOLDINGS, INC.

By:  /s/ Aloysius T. Lawn, IV
Name: Aloysius T. Lawn, IV
Title: ExecutiveVice President - General Counsel and Secretary

Date:     September 26, 2006